UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2018

ZOSANO PHARMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36570	45-4488360
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

34790 Ardentech Court

Fremont, CA 94555

(Address of principal executive offices) (Zip Code)

(510) 745-1200

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On March 28, 2018, Zosano Pharma Corporation (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with BTIG, LLC pursuant to which the Company agreed to offer and sell 10,000,000 shares of its common stock in an underwritten public offering at a public offering price of $5.00 per share. Pursuant to the terms of the Purchase Agreement, the Company granted the underwriter a 30-day option to purchase up to an additional 1,500,000 shares. The Company expects to receive approximately $45.7 million in net proceeds from the offering after underwriting fees and offering expenses, or approximately $52.7 million if the underwriter’s option is exercised in full. The shares were delivered to the underwriter on April 3, 2018.

The offering was made pursuant to the Company’s effective registration statement on Form S-1 (Registration No. 333-222265) previously filed with and declared effective by the Securities and Exchange Commission. In connection with this offering, on March 29, 2018, the Company filed with the Securities and Exchange Commission a final prospectus pursuant to Rule 424(b) under the Securities Act.

The Purchase Agreement contains representations, warranties and covenants of the Company that are customary for transactions of this type and customary conditions to closing. Additionally, the Company has agreed to provide the underwriter with customary indemnification rights under the Purchase Agreement. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement itself, a copy of which is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

1.1	Purchase Agreement, dated as of March 28, 2018, by and between Zosano Pharma Corporation and BTIG, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOSANO PHARMA CORPORATION

Dated: April 3, 2018	By:	/s/ Georgia Erbez
		Name:	Georgia Erbez
		Title:	Chief Business Officer and Chief Financial Officer